Exhibit 10.28

Rajesh Vashist

October 18, 2021

RE: Temporary assignment to SiTime Netherlands, B.V.

Dear Rajesh Vashist,

In connection with your temporary assignment to SiTime Netherlands, B.V., in Delft, the Netherlands, SiTime Corporation would hereby like to confirm the terms and conditions of your temporary assignment.

1.
Confirmation of employment and duration of assignment

You have been employed on a fulltime basis by SiTime Corporation since September 2007, most recently in the position of Chief Executive Officer. Subject to your ability to reside and work in the Netherlands (i.e., you are in possession of the necessary residence and work permit), you will be temporarily transferred to SiTime Netherlands, B.V. for a fixed term of 11 months and 29 days commencing on December 1, 2021. Your temporary assignment will therefore terminate 11 months and 29 days after commencement. Upon completion or early termination of your temporary assignment, you will return to the United States to resume your previous duties. In the event you are not physically present in the Netherlands and/or unable to produce the necessary permits on the first day of this temporary assignment, the start date of this temporary assignment will be postponed until the day after the day that you are physically present in the Netherlands and can prove that you are in possession of the necessary statutory residence and work permits.

2.
Current employment agreement and applicable law

During your temporary assignment to SiTime Netherlands, B.V. in the Netherlands, you will remain employed by SiTime Corporation. Your employment agreement with SiTime Corporation, including all its terms and conditions, will remain in full force and effect, unless parties agree to different terms and conditions in this transfer letter.

In the event of a conflict between your employment agreement and this temporary assignment letter, the provisions of this temporary assignment letter will take precedence, albeit only during the period of the temporary assignment.

Your employment with SiTime Corporation, including your temporary assignment, will continue to be governed by, construed under, and enforced in accordance with the laws of California.

3.
Function and working hours

During your temporary assignment, you will work full time (40 hours per week) in Delft, the Netherlands, as Chief Executive Officer of SiTime Corporation. You will report to the Board of Directors of SiTime Corporation.

Your current job description will remain unchanged.

4.
Employment benefits during temporary assignment

During your temporary assignment you are entitled to the following benefits:

a.
Fixed gross salary:

During your temporary assignment to SiTime Netherlands, B.V., you will continue to receive your current gross salary in the amount of USO $58,875 monthly paid from U.S. payroll. Your Euro reference salary is EUR €41,000 monthly less any US tax obligations.

This salary is inclusive of the statutory 8% vacation allowance. Your vacation allowance will be paid out simultaneously with your monthly salary. If and insofar as you can receive free compensation of extraterritorial expenses pursuant to article10ea of the Wage and Salaries Tax (Implementation) Decree 1965 (Uitvoeringsbesluit

loonbelasting 1965), we agree that your gross salary is including the extraterritorial expenses.

b.
Variable compensation

Your eligibility to earn a bonus as per your employment agreement will remain unchanged. Any bonus paid out includes the statutory 8%vacation allowance.

c.
Benefits

In connection with your temporary assignment, you will be provided with the following:

Pre-Departure and Relocation

Tax Consultant. Grant Thornton, will be available to meet with you for an initial review of the tax policies and practices of SiTime Corporation, both in the United States (the "Home Country") and in the Netherlands (the "Host Country"). These tax consultations also provide you with an opportunity to understand the tax issues related to the temporary assignment. We will advise the tax consultant to hold your personal information in strict confidence. You will be responsible for completing and filing all required Home Country and Host Country tax returns. Grant Thornton will be made available to review and advise on your Home Country and Host Country tax returns.

On Assignment

Tax Equalization. SiTime Corporation operates a 'tax equalization' policy to treat you as fairly and equitably as possible from a tax perspective to ensure that your tax burden on your stay-at-home employment income while on your international assignment will be approximately the same as the tax that would have been incurred had you remained in the Home Country. This tax equalization is designed and intended to yield neither an economic benefit nor detriment to you, as an employee on an international assignment. This is achieved by deducting "hypothetical tax" in addition to certain actual taxes from your pay and SiTime Corporation paying your actual income tax and social taxes on your employment income. The designated tax service consultant will explain tax equalization in more detail during your tax consultations.

Notwithstanding anything in this Agreement to the contrary, any payments made to you in connection with the foregoing tax equalization shall be made no later than the end of your second taxable year beginning after the taxable year in which your U.S. Federal income tax return is required to be filed (including any extensions} for the year to which the compensation subject to such tax equalization payment relates, or, if later, your second taxable year beginning after the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.

The tax equalization described in this subsection (a} and in SiTime Corporation's tax equalization policy document and all of your obligations thereunder shall survive the termination of this agreement and your temporary assignment.

•
Cost of Living Allowance. During the temporary assignment, you will be eligible to receive a Cost of Living Allowance, in the net amount of $44,000 USD per year ($3,666 per month}, payable in the Home Country, in equal bi weekly instalments in accordance with SiTime Corporation's regular payroll policies. This allowance is intended to assist you to pay for general expenses related to goods and services. SiTime Corporation may, at its sole discretion, review and adjust this Cost of Living Allowance in the event of significant foreign exchange rate fluctuations. SiTime Corporation will determine in its sole discretion if and to what extent this allowance will be renewed after the first year of the temporary assignment.
•
Car Lease: During the temporary assignment, you will be eligible to receive a car allowance in the net amount of $10,000 USD per year ($833 per month), payable in the Home Country, in substantially equal bi-weekly instalments in accordance with SiTime Corporation's regular payroll policies. This allowance is intended to assist you to pay for transportation expenses.
•
Housing. SiTime Corporation will enter into a lease in the Host Country for accommodation on your behalf for a period of no more than 1 year. The lease may be up to $120,000 per annum ($10,000 per month); provided, however, to the extent SiTime Corporation enters into a lease for accommodations on your behalf in the Host Country exceeding the foregoing amount, you agree to reimburse SiTime Corporation for the difference. If the amount of rent due under your lease in the Host Country is less than amount set forth above, you are not entitled to any payment or benefits in respect of the difference in value.
•
Shipping and Travel Expenses. SiTime Corporation will appoint a relocation company and cover all reasonable costs relating to the relocation of you and your spouse to the Host Country and your return at the end of your temporary assignment. This includes the shipment and insurance of your personal belongings and household goods. SiTime Corporation will cover the costs of two round-trip business class flights between the Host Country and the Home Country for your spouse during your temporary assignment.
•
Income Tax Preparation and Immigration Fees. SiTime Corporation will provide you SiTime Corporation designated service providers, selected at SiTime Corporation's discretion, to assist you with any required work permits, visa, and basic income tax preparation services in both the Host Country and the Home Country with respect to any tax years falling within the term of the temporary assignment or any extended term thereof, if applicable; or to the extent SiTime Corporation compensates you for services attributable to this temporary assignment outside of the term or extended term, if applicable. You are responsible to retain your own professional services for any other matters, including but not limited to services for tax liabilities or filings from investments, services for legal matters unrelated to work permit or visa, etc.

d.
Vacation days and public holidays:

During the term of your temporary assignment, you will remain entitled to the number of vacation days as provided to employees in the United States. Your vacation entitlement is however subject to a minimum of 20 vacation days per vacation year (based on a 40 hour work week). In the respective vacation year in which your temporary assignment commences or terminates, your minimum vacation day entitlement will be calculated on a pro rata basis. The vacation year in the Netherlands runs from January 1 to December 31. You must strive to use any vacation accrued during your temporary assignment during the temporary assignment period.

Days which are declared national public holidays in the United States but not in the Netherlands will be considered as vacation days if you take leave during those days.

e.
Healthcare insurance

SiTime Corporation will provide for adequate health care insurance during your temporary assignment, which will pay medical expenses incurred by you in the Netherlands.

f.
Incapacity for work

In case of incapacity for work, you are required to immediately inform SiTime Netherlands,

B.V. thereof. If you are not present at the offices on the first day of your incapacity for work, the aforementioned information will be given to SiTime Netherlands, B.V. no later than

9.30a.m.

The rules concerning sick pay as per your current employment agreement and/or as per California law will remain applicable during your temporary assignment. Your eligibility to sick pay is however subject to the Dutch Immigration and Naturalization Service's (in Dutch IND) minimum monthly income criteria for Intra Company Transfer(ICT) employees aged 30 or above (2019: € 4.500,-, excluding 8% vacation allowance). This means that you will always remain entitled to at least the ICT minimum monthly income during sickness.

5.
Social security in home country

SiTime Corporation will apply to the Social Security Administration for you to remain socially insured in the United States during your temporary assignment, provided national and/or international legislation and regulations offer the possibility thereto. SiTime Corporation will request a certificate of coverage for your benefit. You hereby grant your cooperation if and insofar as is necessary.

6.
Termination and prolongation of the assignment

Notwithstanding your temporary assignment to SiTime Netherlands, B.V., both SiTime Corporation and you remain authorized to terminate the employment relationship between SiTime Corporation and yourself and the temporary assignment in accordance with the terms and conditions of your employment agreement, with or without cause or advance notice as per any day prior to the end date of this temporary assignment.

Your temporary assignment will in any case terminate at the same moment that your employment agreement terminates, irrespective of whether SiTime Corporation takes or you take the initiative to terminate your employment agreement.

Kindly sign this letter where indicated below to indicate your acknowledgement and agreement to the temporary assignment and the related terms and conditions.

We appreciate your service to SiTime Corporation and SiTime Netherlands, B.V. If you have any questions with regard to above, please do not hesitate to contact me.

Sincerely,

/s/ Vincent Pangrazio

Vincent Pangrazio

EVP, Chief Legal Officer and Secretary

SiTime Corporation

/s/ Rajesh Vashist

Signature

I accept the above terms and conditions

Rajesh Vashist

Date: October 18, 2021